AMENDMENT

TO THE

FOURTH AMENDED AND RESTATED

INVESTMENT SUB-ADVISORY AGREEMENT

THIS AMENDMENT is made as of the 29th day of August 2024, by and between Mason Street Advisors, LLC, a Delaware limited liability company (the “Adviser”) and Massachusetts Financial Services Company, a Delaware corporation (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are parties to a Fourth Amended and Restated Investment Sub-Advisory Agreement dated May 31, 2023 (the “Agreement”) relating to the Northwestern Mutual Series Fund, Inc.’s Research International Core Portfolio (the “Portfolio”); and

WHEREAS, the Adviser and the Sub-Adviser wish to amend the Agreement in certain respects, as set forth in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1. Section 12(b) of the Agreement shall be modified to provide as follows:

(b) The Sub-Adviser shall have in place and maintain physical, electronic and procedural safeguards reasonably designed to protect the security, confidentiality and integrity of, and to prevent unauthorized access to or use of, records and information it obtains or prepares and maintains pursuant to this Agreement or in the course of performing its duties hereunder and shall have in place and maintain and comply with reasonably designed cybersecurity policies and procedures and a business continuity plan (the “Information Security Program”). The Sub-Adviser agrees that its Information Security Program will comply in all material respects with all applicable laws and regulations. The Sub-Adviser shall be responsible and liable to the same extent that the Sub-Adviser is liable for its acts or omissions hereunder pursuant to Section 8 (and as further limited by Section 9(c)) of the Agreement with respect to its obligations under this sub-section of the Agreement. The Sub-Adviser also agrees, when requested, to complete any reasonable security questionnaire provided by the Adviser to the Sub-Adviser either related to the Portfolio or related to the Sub-Adviser’s Information Security Program (which may be in the form of summaries thereof), and return it in a commercially reasonable period of time. The Sub-Adviser agrees to resolve promptly any applicable control deficiencies that Sub-Adviser determines do not meet the standards established by federal and state privacy and data security laws, rules, regulations, and/or industry standards related to the Sub-Adviser’s Information Security Program that are identified through the completion of the questionnaire. The Sub-Adviser also agrees to notify the Adviser promptly upon: (i) the Sub-Adviser’s determination of any security breach related to, or materially impacting the services provided by the Sub-Adviser to, the Adviser or the Portfolio; or (ii) the Sub- Adviser’s determination of any acquisition of information Sub-Adviser obtains, prepares or maintains pursuant to this Agreement, by an unauthorized person or entity; (iii) any cybersecurity event to the extent the Sub-Adviser has confirmed that such cybersecurity event has resulted in unauthorized access to, loss, or misuse of information related to the Portfolio that is stored on Sub-Adviser’s information systems or that Sub-Adviser obtains, prepares or maintains pursuant to this Agreement. The Sub-Adviser agrees to promptly inform the Adviser of the steps taken by the Sub-Adviser to mitigate any damage or remediate any such security or confidentiality breach.

2. Except as modified by this Amendment, the Agreement shall remain in full force and effect, and it is hereby ratified and confirmed.

3. This Amendment may be executed in two or more counterparts, all of which when taken together shall constitute one instrument.

IN WITNESS WHEREOF, each party has caused this Amendment to be signed below by a duly authorized officer with full power and authority to execute this Amendment.

MASSACHUSETTS FINANCIAL SERVICES COMPANY

By:	/s/ Amrit Kanwal

Name:	Amrit Kanwal

Title:	Authorized Signer

MASON STREET ADVISORS, LLC

By:	/s/ Bonnie L. Tomczak

Name:	Bonnie L. Tomczak

Title:	President